EXHIBIT 99.1
ONE LIBERTY PROPERTIES, INC.
60 Cutter Mill Road
Suite 303
Great Neck, New York 11021
Telephone (516) 466-3100
Telecopier (516) 466-3132
www.onelibertyproperties.com

ONE LIBERTY PROPERTIES, INC.
ENTERS INTO AN AMENDED AND RESTATED LOAN AGREEMENT

Great Neck, New York – May 26, 2010 - One Liberty Properties, Inc. (NYSE: OLP) announced today that is has entered into an amended and restated loan agreement, dated as of March 31, 2010, with VNB New York Corp., Bank Leumi USA, Manufacturers and Traders Trust Company and Israel Discount Bank of New York.  The amended and restated loan agreement reduces One Liberty’s permitted borrowings from $62.5 million to $40 million, extends the maturity date to March 31, 2012, and increases the interest rate to the greater of 90-day LIBOR plus 3% or 6% per annum.  There is currently $27 million outstanding under this credit facility.

Patrick J. Callan, Jr., President and Chief Executive Officer of One Liberty, commented that, “we are pleased that our lending group has shown confidence in our Company.”  In addition, Mr. Callan stated, “the execution of the agreement is a great benefit to us since it enhances our ability to acquire additional properties and expand our portfolio.”
           One Liberty Properties is a real estate investment trust that invests primarily in improved commercial real estate under long term net leases.

Certain information contained in this press release, together with other statements and information publicly disseminated by One Liberty Properties, Inc. is forward looking within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended.  We intend such forward looking statements to be covered by the safe harbor provision for forward looking statements contained in the Private Securities Litigation Reform Act of 1995 and include this statement for the purpose of complying with these safe harbor provisions.  Information regarding certain important factors that could cause actual outcomes or other events to differ materially from any such forward looking statements appear in the Company's filings with the Securities and Exchange Commission.  You should not rely on forward looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control and which could materially affect actual results, performance or achievements.

Contact:	David W. Kalish
(516) 466-3100